For Immediate Release

Rentech Announces Record Results for Fiscal 2008 Fourth Quarter and Full Year

Company Projects Positive EBITDA for First Time in History for Fiscal Year 2009

LOS ANGELES (December 15, 2008) – Rentech, Inc. (NYSE Alternext US: RTK) today announced results for its fiscal 2008 fourth quarter and fiscal year ended September 30, 2008. The Company also provided financial guidance for fiscal year 2009.

For the fourth quarter of fiscal year 2008, Rentech reported revenue of $74.6 million, compared to $29.6 million for the comparable quarter in the prior year. Rentech reported a net loss applicable to common shareholders of $8.9 million or $0.05 per share for the quarter ended September 30, 2008, which included $0.02 per share of non-cash impairment charges. This compares to a net loss applicable to common shareholders of $58.9 million or $0.36 per share for the comparable period in fiscal year 2007, which included $0.23 per share of non-cash impairment charges.

Rentech is currently projecting consolidated EBITDA to be positive in fiscal year 2009. This is a result of the Company’s continued confidence based on current market conditions that EBITDA at the Company’s wholly-owned fertilizer facility, Rentech Energy Midwest Corporation (REMC), will be well in excess of $50 million in fiscal year 2009. The Company’s projected consolidated EBITDA also takes into consideration the cost saving steps it has implemented at the corporate level and at its Product Demonstration Unit (PDU) in Colorado, as well as the fact that construction of the PDU has been completed. EBITDA is a non-GAAP measure. Further explanation of this non-GAAP measure and a computation of REMC’s EBITDA has been included below in this press release.

For the fiscal year ended September 30, 2008, Rentech reported revenue of $211.0 million compared to $132.3 million for the prior fiscal year. Rentech reported a net loss applicable to common shareholders of $62.9 million or $0.38 per share for the fiscal year ended September 30, 2008, which included $0.08 per share of non-cash impairment charges. This compares to a net loss applicable to common shareholders of $91.7 million or $0.61 per share for the comparable period in fiscal year 2007, which included $0.26 per share of non-cash impairment charges.

Selling, general and administrative expenses were $33.4 million for the fiscal year ended September 30, 2008, compared to $28.1 million for the prior year. Research and development (“R&D”) expenses for the fiscal year ended September 30, 2008 were $64.5 million as compared to $43.1 million in fiscal year 2007. Much of the R&D increase was attributable to expenses incurred for the design and procurement of equipment for and construction of the Company’s Product Demonstration Unit. With the completion of its construction in fiscal year 2008, PDU-related R&D expenses going forward are expected to be significantly reduced, as they will be mostly limited to the operations of the PDU. Also included in the increase for the current period were expenses incurred for work on advanced catalysts, catalyst separation from crude wax, process optimization, and product upgrading.

As of September 30, 2008, Rentech had cash and cash equivalents of $63.7 million on a consolidated basis compared to $33.7 million at September 30, 2007.

Commenting on the fiscal year 2008 financial results, D. Hunt Ramsbottom, President and CEO of Rentech, stated, “We are extremely pleased with REMC’s results, as the plant continues to perform exceptionally well. REMC achieved record production volumes and we were able to capture the record prices found in the market.” Mr. Ramsbottom continued, “We presently believe our recent corporate cost reductions, in conjunction with the expected continued strong performance of REMC, will enable Rentech to achieve positive consolidated EBITDA for fiscal year 2009. This is a significant milestone as it marks the first time in our Company’s history that we have projected positive consolidated EBITDA performance.”

Mr. Ramsbottom added, “We are fortunate that we have a profitable operating asset and are able to forecast improved financial results even in this difficult macro-economic environment. We believe that these attributes, in addition to operating the only synthetic transportation fuels facility in the U.S., positions us well within the alternative energy sector.” Mr. Ramsbottom continued, “In the short time that we have operated the PDU, we have not only sent samples of our products to potential customers, but through 20% greater catalyst productivity and improved catalyst composition, we have identified opportunities to enhance the economic returns of facilities utilizing the Rentech Process by reducing capital requirements and operating costs.”

The Company will hold a conference call tomorrow, December 16, at 10:00 a.m. PST, during which time Rentech's senior management will review the Company's financial results for these periods and will provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment by dialing: 877-381-6502 or 706-679-9998. An audio webcast of the call will be available at www.rentechinc.com within the News and Events portion of the site under the Webcasts and Presentations section. A replay will be available by audio webcast and teleconference from 1:00 p.m. PST on December 16 through 1:00 p.m. PST on December 23. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21400549.

RENTECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in thousands, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2008	2007	2008	2007

Total Revenues	$74,603	$29,586	$210,971	$132,320

Cost of Sales	59,819	27,631	160,425	116,567

Gross Profit	14,784	1,955	50,546	15,753

Operating Expenses	18,377	60,698	107,022	110,216

Operating Loss	$(3,593)	$(58,743)	$(56,476)	$(94,463)

Total Other Expenses	(5,336)	(318)	(6,489)	(404)

Net Loss from Continuing Operations before Income Taxes	$(8,929)	$(59,061)	$(62,965)	$(94,867)

Income tax expense	(6)	—	(13)	—

Net Loss from Continuing Operations	$(8,935)	$(59,061)	$(62,978)	$(94,867)

Net income from discontinued operations	30	—	—	225
Gain on sale of discontinued operations	—	112	91	2,925
	30	112	91	3,150

Net Loss Applicable to Common Stockholders	$(8,905)	$(58,949)	$(62,887)	$(91,717)

Basic and Diluted Loss per Common Share
Continuing operations	$(0.054)	$(0.361)	$(0.381)	$(0.627)
Discontinued operations	0.001	0.001	0.001	0.021
Basic and Diluted Loss per Common Share	$(0.053)	$(0.360)	$(0.380)	$(0.606)

Basic and Diluted Weighted-Average
Number of Common Shares Outstanding	166,216	163,514	165,480	151,356

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com), incorporated in 1981, provides clean energy solutions. The Rentech Process is a patented and proprietary technology that converts synthesis gas from biomass and fossil resources into hydrocarbons that can be processed and upgraded into ultra-clean synthetic fuels, specialty waxes and chemicals. These energy resources include natural gas, biomass, municipal solid waste, petroleum coke and coal. Rentech Energy Midwest Corporation, the Company’s wholly-owned subsidiary, manufactures and sells fertilizer products including ammonia, urea ammonia nitrate, urea granule and urea solution to the corn-belt region.

Disclosure Regarding Non-GAAP Financial Measures

EBITDA is a presentation of “earnings before interest, taxes, depreciation and amortization.” Management believes that EBITDA (a non-GAAP metric) is a useful indicator of the fundamental operating performance of the Company’s fertilizer production facility, Rentech Energy Midwest Corporation (REMC). Management believes that EBITDA can help investors more meaningfully evaluate REMC’s operating performance by eliminating the effect of non-cash expenses and non-operating expenses of interest, taxes and depreciation and amortization. We believe that our investor base regularly uses EBITDA as a measure of the operating performance of REMC’s business. We recommend that investors carefully review the GAAP financial information (including our statement of cash flows) included as part of our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our earnings releases; compare GAAP financial information with the non-GAAP financial results disclosed in our quarterly earnings releases and investor calls, and read the computation below.

Fiscal Year 2009 REMC Projections ($ millions)

Net Income, well in excess of	$33.1
Interest	7.9
Taxes	0.0
Depreciation and Amortization	9.0
EBITDA, well in excess of	$50.0

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as expectations about continued strong demand and pricing for REMC’s products; projected EBITDA performances at REMC and Rentech; reductions in expenses; the Company’s positioning in the alternative energy sector; the ability to enhance economic returns at facilities utilizing the Rentech Process; and the ability to reduce capital requirements and operating costs of such facilities. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

For more information

For more information please contact: Julie Dawoodjee, Director of Investor Relations, Rentech, Inc. at 310-571-9800, extension 341, or by email at ir@rentk.com.

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